As filed with the Securities and Exchange Commission on July 30, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Quad/Graphics, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1152983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

N61 W23044 Harry’s Way
Sussex, Wisconsin	53089-3995
(Address of principal executive offices)	(Zip code)

Quad/Graphics, Inc. 2020 Omnibus Incentive Plan
(Full title of the plan)

Dana B. Gruen	Copy to:
General Counsel, Corporate Secretary and Chief Risk & Compliance Officer
Quad/Graphics, Inc.	Russell E. Ryba
N61 W23044 Harry’s Way	Foley & Lardner LLP
Sussex, Wisconsin 53089-3995	777 East Wisconsin Avenue
(414) 566-2972	Milwaukee, Wisconsin 53202-5306
(Name, address and telephone number, including area code, of agent for service)	(414) 297-5668
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

STATEMENT PURUSANT TO GENERAL INSTRUCTION E TO FORM S-8

On August 5, 2020, Quad/Graphics, Inc., a Wisconsin corporation (the "Registrant"), filed a Registration Statement on Form S-8 (Registration No. 333-241029) to register 3,000,000 shares of class A common stock of the Registrant, par value $0.025 per share ("Class A Common Stock"), issuable under the Quad/Graphics, Inc. 2020 Omnibus Incentive Plan (the "Omnibus Plan"). On August 2, 2023, the Registrant filed a Registration Statement on Form S-8 (Registration No. 333-273603) to register an additional 3,000,000 shares of Class A Common Stock issuable under the Omnibus Plan.

Prior to the Registrant’s 2025 Annual Meeting of Shareholders, the Board of Directors of the Registrant approved an amendment to the Omnibus Plan to increase the number of shares of Class A Common Stock available for certain awards under the Omnibus Plan by 3,000,000, contingent on shareholder approval. In the Registrant's Proxy Statement for its 2025 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2025, the Board of Directors recommended that the shareholders of the Registrant approve this increase in shares available under the Omnibus Plan.

In May 2025, this increase of shares available under the Omnibus Plan was approved by the shareholders of the Registrant. The purpose of this Registration Statement is to register these 3,000,000 additional shares of Class A Common Stock issuable under the Omnibus Plan, as amended.

Pursuant to General Instruction E of Form S-8, the contents of the Registrant's Registration Statements on Form S-8 concerning the Omnibus Plan (Registration Nos. 333-241029 and 333-273603), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Description

(4.1)
Amended and Restated Articles of Incorporation of Quad/Graphics, Inc., as amended through May 23, 2019 (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated May 20, 2019 and filed on May 24, 2019).

(4.2)
Amended Bylaws of Quad/Graphics, Inc., as amended through May 21, 2025 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated May 21, 2025 and filed on May 23, 2025).

(4.3)	Quad/Graphics, Inc. 2020 Omnibus Incentive Plan, as amended (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 11, 2025).

(5)	Opinion of Foley & Lardner LLP.

(23.1)	Consent of Ernst & Young LLP.

(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).

(24)	Power of Attorney (included on the signature page hereto).

(107)	Filing Fee Table.

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Sussex, State of Wisconsin, as of July 30, 2025.

QUAD/GRAPHICS, INC.

By:	/s/ J. Joel Quadracci
J. Joel Quadracci
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of July 30, 2025. Each person whose signature appears below constitutes and appoints J. Joel Quadracci, Anthony C. Staniak and Dana B. Gruen, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name as a director of Quad/Graphics, Inc. to any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ J. Joel Quadracci	Chairman, President and Chief Executive Officer
J. Joel Quadracci	(Principal Executive Officer)

/s/ Anthony C. Staniak	Chief Financial Officer
Anthony C. Staniak	(Principal Financial Officer)

/s/ Anne M. Bauer	Vice President and Chief Accounting Officer
Anne M. Bauer	(Principal Accounting Officer)
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Signature	Title

/s/ Douglas P. Buth	Director
Douglas P. Buth

/s/ Beth-Ann Eason	Director
Beth-Ann Eason

/s/ John C. Fowler	Director
John C. Fowler

/s/ Stephen M. Fuller	Director
Stephen M. Fuller

/s/ Christopher B. Harned	Director
Christopher B. Harned

/s/ Melanie A. Huet	Director
Melanie A. Huet

/s/ Kathryn Quadracci Flores	Director
Kathryn Quadracci Flores

/s/ Jay O. Rothman	Director
Jay O. Rothman

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